Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors

BMO Funds, Inc.:

We consent to the use of our report, dated October 25, 2016, incorporated by reference herein, for BMO Strategic Income Fund (formerly, BMO Mortgage Income Fund) and BMO TCH Intermediate Income Fund, each a series of BMO Funds, Inc., and to the references to our firm under the headings “Experts”, “Independent Registered Public Accounting Firm”, and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Milwaukee, Wisconsin

April 7, 2017